EXHIBIT 15.1

October 13, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by North Atlantic Drilling Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Form 6-K of North Atlantic Drilling Ltd. dated October 13, 2015. We agree with the statements concerning our Firm in such Form 6-K.

Very truly yours,

/s/ PricewaterhouseCoopers AS
PricewaterhouseCoopers AS